EXHIBIT 23.1






                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Aeroflex Incorporated and Subsidiaries:


We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 12, 1996, relating to the consolidated balance sheets of Aeroflex Incorporated and Subsidiaries as of June 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for the years then ended which report appears in the June 30, 1996 annual report on Form 10-K of Aeroflex Incorporated, and to the reference to our firm under the caption "Experts" in this Registration Statement.



                                       /s/KPMG Peat Marwick LLP
                                       KPMG Peat Marwick LLP


Jericho, New York
December 16, 1996


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